EX-4dddd
                                                                         7551ANY

                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY
                                                                     OF NEW YORK
                                                                 A STOCK COMPANY
[2900 Westchester Avenue
Purchawse, NEw York 10577]

                  GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THIS GUARANTEED MINIMUM INCOME BENEFIT (ALSO REFERRED TO AS THE GMIB) MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE, AND ONLY IF THE ANNUITANT IS NOT OLDER THAN AGE 75 ON THE ISSUE DATE.

THE GMIB BENEFIT BASE IS ESTABLISHED FOR THE SOLE PURPOSE OF DETERMINING THE MINIMUM INCOME BENEFIT. THE GMIB BENEFIT BASE IS NOT AVAILABLE AS A CASH SURRENDER OR DEATH BENEFIT, NOR IS IT USED IN THE CALCULATION OF THE CASH SURRENDER OR DEATH BENEFIT.

ONCE ELECTED, THE GMIB CANNOT BE TERMINATED EXCEPT AS PROVIDED IN THE TERMINATION OF THE GMIB PROVISION BELOW.

THE CONTRACT IS AMENDED AS FOLLOWS:

The following are added to the DEFINITIONS section:

"CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary.

CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date.

EXERCISE DATE. The Business Day that You elect Your annuity payments to begin under this endorsement. This date can only be on or during the 30 calendar day period following any Contract Anniversary that is at least 10 years later than the most recent Step-Up Date, but in no event later than the 30 calendar day period following the Contract Anniversary on or immediately following the Annuitant's 85th birthday.

GMIB BENEFIT BASE. The GMIB Benefit Base will be determined at the end of any Business Day, and is equal to the greater of a. or b. where:

     a.   is the Roll-Up Component which is equal to

          1. the Step-Up Value on the most recent Step-Up Date, compounded at an annual interest rate of 6% from the most recent Step-Up Date until the earlier of the Annuitant's 80th birthday or the Exercise Date,

          2. plus any Premium paid (net of any applicable premium taxes and Sales Charges) subsequent to the determination of the Step-Up Value, compounded at an annual interest rate of 6% from the date of the Premium payment until the earlier of the Annuitant's 80th birthday or the Exercise Date,

          3. plus any Contract Enhancements credited subsequent to the determination of the Step-Up Value, compounded at an annual interest rate of 6% from the date of the Premium payment until the earlier of the Annuitant's 80th birthday or the Exercise Date,

7551ANY                                                   1

          4. less any withdrawal adjustments for withdrawals taken subsequent to the determination of the Step-Up Value, compounded at an annual interest rate of 6% from the date of withdrawal adjustment until the earlier of the Annuitant's 80th birthday or the Exercise Date.

          All adjustments for Premium and any Contract Enhancements are made on the date of the Premium payment. All withdrawal adjustments are made at the end of the Contract Year and on the Exercise Date. For total withdrawals in a Contract Year that are less than or equal to 6% of the Roll-Up Component as of the previous Contract Anniversary, the withdrawal adjustment is the dollar amount of the withdrawals (including any applicable charges and adjustments for such withdrawals). For total withdrawals in a Contract Year in excess of 6% of the Roll-Up Component as of the previous Contract Anniversary, the withdrawal adjustment is the Roll-Up Component immediately prior to the excess withdrawal adjustment multiplied by the percentage reduction in the Contract Value attributable to the excess withdrawals (including any applicable charges and adjustments for such withdrawals).

     b. is the Greatest Contract Anniversary Value Component and is equal to the 1. greatest Contract Value on any Contract Anniversary prior to the Annuitant's 81st birthday, 2. less any withdrawal adjustments subsequent to the determination of the greatest Contract Value,

          3. plus any Premium paid (net of any applicable premium taxes and Sales Charges) subsequent to the determination of the greatest Contract Value, and

          4. less any taxes deducted subsequent to the determination of the greatest Contract Value.

          All adjustments are made on the date of the transaction. The withdrawal adjustment is the Greatest Contract Anniversary Value
          Component immediately prior to the withdrawal multiplied by the percentage reduction in the Contract Value attributable to the withdrawal (including any applicable charges and adjustments for such withdrawals).

For Annuitant Issue Ages 0-52 (shown on the Contract Data Page) the GMIB Benefit Base shall never be permitted to exceed the cap, which is equal to a. less b. where:

     a. is equal to 500% of Premiums paid into the Contract (net of any applicable premium taxes, Sales Charges and excluding Premium paid in the 12 months prior to the Exercise Date)

     b. is equal to any withdrawals (including any applicable charges and adjustments for such withdrawals) taken since the issuance of the Contract. The applicability of this limitation will be determined after the calculation of each component of the GMIB Benefit Base. For Annuitant Issue Ages 53-75, the GMIB Benefit Base is not subject to a cap.

The GMIB Benefit Base is established for the sole purpose of determining the minimum income benefit. The GMIB Benefit Base does not affect other Contract endorsements and is not reflective of the Contract Value.

The minimum values for annuity, cash surrender or death benefits attributable to the Fixed Account Option(s) of the Contract are based on the Fixed Account Contract Value in the Fixed Account Option(s) and not the GMIB Benefit Base. The GMIB Benefit Base is not available as a cash surrender or death benefit, nor is it used in the calculation of the cash surrender or death benefit.

7551ANY                                                   2

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only.

STEP-UP DATE. At issue, the Step-Up Date is equal to the Issue Date. After issue, the Step-Up Date is equal to the Contract Anniversary on which the Owner elects to step up the Roll-Up Component to the Contract Value. The latest available Step-Up Date will be the Contract Anniversary on or immediately following the Annuitant's 75th birthday.

STEP-UP VALUE. On the Issue Date, the Step-Up Value is equal to the initial Premium paid (net of any applicable premium taxes and Sales Charges) plus any Contract Enhancement credited. On any other Step-Up Date, the Step-Up Value is equal to the Contract Value on that Step-Up Date. "

The following provision is added to the INCOME PROVISIONS.

"GUARANTEED MINIMUM INCOME BENEFIT (GMIB). You have the option of exercising the GMIB instead of the other income options described in the INCOME PROVISIONS of the Contract. Your monthly income payments will be the GMIB Benefit Base on the Exercise Date applied to the annuity rates based upon the Table of Guaranteed Annuity Purchase Rates attached to this endorsement. The Guaranteed Annuity Purchase Rates under the GMIB endorsement will be lower than those attached to the Contract.

If you elect to exercise the GMIB, you may choose any life contingent fixed annuity payment income option described in the Contract. Such fixed annuity payment income options include:

     a.   Life Income,

     b.   Joint and Survivor,

     c.   Life Annuity with 120 Monthly Periods Guaranteed, and

     d.   Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed.

NO OTHER INCOME OPTIONS WILL BE AVAILABLE.

CONTRACT VALUE FALLS TO ZERO. If Your Contract Value falls to zero while the GMIB is in effect, then:

     a. If, in each Contract Year since the Issue Date, all withdrawals taken during the Contract Year have either been Required Minimum Distributions or, in total (including any applicable charges and adjustments) have not exceeded 6% of the Roll-Up Component as of the previous Contract Anniversary, the GMIB provision will be automatically exercised. A notice will be sent to You within 10 calendar days to inform You that the provision has been exercised, and You will have 30 days from the date the Contract Value falls to zero in order to choose a fixed annuity payment income option and the frequency of Your payments. If the 30 day period expires and You have not made a choice, then You will receive monthly payments based on a Life Annuity with 120 Monthly Periods Guaranteed (Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed if there are Joint Annuitants) beginning 60 days from the date the Contract Value falls to zero.

     b.   Otherwise, the GMIB will terminate without value.

BASIS OF COMPUTATION. The actuarial basis for the Table of Guaranteed Annuity Purchase Rates shall be a 10 year setback of the Annuity 2000 Mortality Table, with an interest rate of 2.5%, and a 2% expense load. This table does not include any applicable tax.

7551ANY                                                   3

ASSESSMENT OF GMIB CHARGE. The GMIB Charge is as specified on the Contract Data Page. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMIB Charges in excess of the Separate Account Contract Value will be waived. GMIB Charges result in a redemption of Accumulation Units. The GMIB Charge will not affect the value of the Accumulation Units.

Upon termination of the GMIB, a pro rata GMIB Charge will be assessed against Your Separate Account Contract Value for the period since the last monthly GMIB Charge.

DEATH OF THE OWNER OR ANNUITANT. If You are also the Annuitant, and You die and Your spouse continues the Contract, Your spouse will become the Annuitant and will continue to be eligible for the GMIB, as long as Your spouse would have been eligible as an Annuitant on the Issue Date under the terms of this GMIB endorsement and is not age 85 or older. If Your spouse would not have been eligible as an Annuitant on the Issue Date under the terms of this endorsement or is age 85 or older, the GMIB Charge will be discontinued, the GMIB endorsement shall immediately terminate, and Your spouse will not receive the GMIB hereunder.

If the Owner (assuming the Owner is a natural person) and the Annuitant are not the same person and the Annuitant dies, You may select a new Annuitant; as long as the new Annuitant would have been eligible as an Annuitant on the Issue Date under the terms of this endorsement and is not age 85 or older. If the new Annuitant would not have been eligible as an Annuitant on the Issue Date under the terms of this endorsement or is age 85 or older, the GMIB Charge will be discontinued, the GMIB endorsement shall immediately terminate, and You will not receive the GMIB hereunder.

The Contract to which this endorsement is attached is hereby amended under this endorsement to limit the Owner's right to change/or select a new Annuitant as provided for in the immediately preceding paragraph.

TERMINATION OF THE GMIB. The GMIB will terminate and not be payable under this endorsement on the earlier of:

     1.   the date You elect to receive income payments under the Contract;

     2.   the Exercise Date of this endorsement;

     3. the 31st calendar day following the Contract Anniversary on or immediately following the Annuitant's 85th birthday;

     4. the later of the date the Contract Value falls to zero due to a total withdrawal from the Contract or the deduction of charges or the date of any applicable automatic annuitization under the Contract Value Falls to Zero provision; and,

     5. upon Your death (unless Your spouse is the Beneficiary, elects to continue the Contract and is eligible for this benefit); or, upon the death of the Annuitant if the Owner is not a natural person.

Once income payments under the GMIB have been elected, payments will continue as defined by the income option selected.

7551ANY                                                   4

LIMITATIONS AND RESTRICTIONS --- PLEASE READ CAREFULLY

     1.   The GMIB may only be elected prior to the Issue Date.

     2. If the GMIB endorsement is elected, the Annuitant must not be older than age 75 on the Issue Date.

     3. A written request for step-up must be received in Good Order by the Service Center within 30 days prior to the Contract Anniversary.

     4.   If  the  GMIB   endorsement  is  elected,   the  GMIB  endorsement  is
          irrevocable and will remain in place as long as the Contract remains in force or until otherwise terminated hereunder.

     5. The GMIB will only be payable as one of the following life contingent fixed annuity payment income options:

          a.   Life Income,

          b.   Joint and Survivor,

          c. Life Annuity with 120 Monthly Periods Guaranteed, and d. Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed.


     6. Unless the GMIB is automatically exercised when the Contract Value falls to zero, it may only be exercised on or during the 30 calendar day period following any Contract Anniversary that is at least 10 years later than the most recent Step-Up Date, but in no event later than the 30 calendar day period following the Contract Anniversary on or immediately following the Annuitant's 85th birthday.

     7. In the event of Joint Annuitants, the age of the youngest Annuitant will be used to determine all limits dependent on age in this endorsement. "

                                        Signed for the
                                        Jackson national Life Insurance Company
                                        CLARK P. MANNING
                                        Clark P. Manning
                                        President and Chief Executive Officer

7551ANY                                                   5

--------------------------------------------------------------------------------
                   TABLE OF GUARANTEED ANNUITY PURCHASE RATES
--------------------------------------------------------------------------------

The following table is for a GMIB Benefit Base of $1,000 and will apply pro rata to the actual GMIB Benefit Base calculated under this endorsement.

--------------------------------------------------------------------------------------------------------------
                Monthly                    Monthly                    Monthly                     Monthly
              Installments               Installments               Installments               Installments
            -----------------          -----------------          -----------------           ----------------
  Age of            Life w/   Age of           Life w/   Age of           Life w/    Age of          Life w/
 Annuitant   Life  120 mos.  Annuitant  Life  120 mos.  Annuitant  Life   120 mos. Annuitant  Life  120 mos.
   MALE      Only   Certain    MALE     Only   Certain   FEMALE    Only   Certain    FEMALE   Only   Certain
--------------------------------------------------------------------------------------------------------------
    40       2.85    2.84       64      4.03    3.99       40      2.74     2.74       64     3.74    3.72
    41       2.88    2.87       65      4.11    4.07       41      2.76     2.76       65     3.81    3.79
    42       2.90    2.90       66      4.20    4.15       42      2.79     2.79       66     3.89    3.86
    43       2.93    2.93       67      4.30    4.24       43      2.81     2.81       67     3.97    3.94
    44       2.97    2.96       68      4.40    4.33       44      2.84     2.84       68     4.05    4.02
    45       3.00    2.99       69      4.51    4.43       45      2.87     2.87       69     4.15    4.10
    46       3.03    3.03       70      4.62    4.53       46      2.90     2.90       70     4.24    4.19
    47       3.07    3.06       71      4.74    4.64       47      2.93     2.93       71     4.34    4.29
    48       3.11    3.10       72      4.87    4.76       48      2.96     2.96       72     4.45    4.39
    49       3.15    3.14       73      5.01    4.88       49      2.99     2.99       73     4.57    4.50
    50       3.19    3.18       74      5.16    5.00       50      3.03     3.03       74     4.69    4.61
    51       3.23    3.22       75      5.32    5.13       51      3.07     3.06       75     4.83    4.73
    52       3.28    3.27       76      5.49    5.27       52      3.10     3.10       76     4.97    4.85
    53       3.33    3.32       77      5.67    5.41       53      3.14     3.14       77     5.12    4.99
    54       3.38    3.36       78      5.87    5.56       54      3.19     3.18       78     5.28    5.13
    55       3.43    3.41       79      6.07    5.72       55      3.23     3.22       79     5.46    5.27
    56       3.48    3.47       80      6.29    5.87       56      3.28     3.27       80     5.65    5.43
    57       3.54    3.52       81      6.53    6.04       57      3.32     3.31       81     5.85    5.59
    58       3.60    3.58       82      6.78    6.20       58      3.37     3.36       82     6.07    5.76
    59       3.66    3.64       83      7.04    6.37       59      3.43     3.42       83     6.31    5.94
    60       3.73    3.70       84      7.33    6.55       60      3.48     3.47       84     6.57    6.12
    61       3.80    3.77       85      7.63    6.72       61      3.54     3.53       85     6.85    6.31
    62       3.87    3.84       86      7.96    6.90       62      3.60     3.59       86     7.15    6.51
    63       3.95    3.91                                  63      3.67     3.65
--------------------------------------------------------------------------------------------------------------

NOTE: Due to the length of the information, the Tables for the Joint and Survivor income option and the Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed income option are available from the Service Center upon Your request.

7551ANY                                                   6
VA450 9/99                                                    16